HARTE HANKS, INC.
FORM OF PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made as of the ________________ day of _______________, 20__, between Harte Hanks, Inc. (the “Company”) and _______________ (the “Participant”) and is made pursuant to the Harte Hanks, Inc. 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Unless otherwise defined in this Award Agreement, all capitalized terms used herein will have the same meanings ascribed to them in the Plan. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern and prevail.
Section 1.Restricted Stock Units. The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of ________________ restricted stock units (“RSUs”), which shall consist of ______ equal tranches, [Tranche A RSUs, Tranche B RSUs, and Tranche C] RSUs. Each RSU represents the right to receive one share of Common Stock (a “Share”), subject to the terms set forth in this Award Agreement and the Plan.

Section 2.    Vesting.

(a)    Generally. Except as otherwise provided herein, the RSUs will vest on the later of _________________ and the first business day following the date that the applicable Performance Goal is met, in each case subject to the Participant’s continued service as a Director, an Employee or Consultant (“Service”) through the applicable vesting date. The “Performance Goal” means (i) with respect to the Tranche A RSUs, maintaining a closing price of $__ or greater per Share for 30 consecutive days following ________________, (ii) with respect to the Tranche B RSUs, maintaining a closing price of $___ or greater per Share for 30 consecutive days following _____________, and (iii) with respect to the Tranche C RSUs, maintaining a closing price of $____ or greater per Share for 30 consecutive days following _______________.

(b)    Change of Control. Upon the consummation of a Change of Control in which the per Share consideration received by shareholders is $_______ or greater, any unvested RSUs will vest in full, subject to the Participant’s continuous Service on such date.

Section 3.    Termination of Service. Upon the occurrence of a termination of the Participant’s Service for any reason, all unvested RSUs will be forfeited and the Participant will not be entitled to any compensation or other amount with respect to such forfeited RSUs.

Section 4.    Settlement. On or immediately following (but in no event later than 10 days following) the vesting date (the “Settlement Date”), such vested RSUs will be paid by delivering to the Participant a number of Shares equal to the number of vested RSUs; provided, however, that, if the Settlement Date occurs during a trading “blackout” period with respect to the Participant (a “Blackout Period”), then the Shares otherwise required to be delivered on such Settlement Date shall instead be delivered on the earlier of (a) the first day following the termination of the applicable Blackout Period, or (b) December 31 of the year in which the Settlement Date was originally scheduled to occur.

Section 5.    Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, transferred, pledged or otherwise encumbered or disposed of nor may the Participant make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale of any RSUs. Any such purported sale, pledge, transfer or encumbrance will be void and unenforceable against the Company. In the event of the Participant’s death, the Participant’s rights and interest in any RSUs shall be transferable by testamentary will or the law of descent and distribution and payment of any amounts due under the Plan shall be made to the Participant’s legal representatives, heirs or legatees. The Participant may sell, assign and/or transfer any Shares issued in respect of the RSUs pursuant to this Award Agreement, in whole or in part, subject to compliance with the Company’s securities trading policies in effect from time to time.

Section 6.    Compliance with Securities Laws. The Participant agrees that the Company will not be obligated to issue any Shares if such issuance, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company will be under no obligation to list or register any Shares or any other property pursuant to any securities laws on account of the transactions contemplated by this Award Agreement.

Section 7.    Adjustments. The RSUs granted hereunder will be subject to the provisions of Article XVII of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure and for certain corporate transactions.

Section 8.    No Right of Continued Service. Nothing contained herein confers upon the Participant any right with respect to the continuation of the Participant’s employment, service as a director, or consulting relationship with the Company or an Affiliated Corporation, or interferes in any way with the right of the Company or any Affiliated Corporation at any time to terminate such service or increase or decrease the compensation of the Participant from the rate in existence as of the date hereof.
Section 9.    Limitation of Rights. The Participant will not have any privileges of a stockholder of the Company with respect to the RSUs, including, without limitation, any right to vote any Shares underlying such RSUs or receive dividends or other distributions thereof, unless and until there is a date of settlement and delivery of Shares to the Participant in accordance with Section 4 hereof.

Section 10.    Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant, the Participant’s beneficiaries and any other person having or claiming an interest thereunder.

Section 11.    Clawback. The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate.

Section 12.    Governing Law; Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that impairs the Participant’s rights heretofore granted under the Plan, except with the Participant’s consent or as necessary to comply with applicable law or stock exchange rules. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.

Section 13.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 14.    Binding Effect. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.    Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

Section 16.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of RSUs in this Award Agreement does not create any contractual right or other right to receive any other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s Service with the Company.

Section 17.    Section 409A. . This Award Agreement is intended to comply with Section 409A or an exemption thereunder and will be construed and administered in accordance with Section 409A. The RSUs granted hereunder will be subject to Article XXII of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

Section 18.    Taxes; Withholding. The Participant acknowledges and agrees that if required by law, the Company may withhold or cause to be withheld federal, state and/or local income or any other applicable taxes in connection with the vesting or settlement of this Award in accordance with the provisions of the Plan.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.
HARTE HANKS, INC.

By: ______________________________
Name:______________________________
Title:_______________________________

PARTICIPANT

___________________________________
Name:
Date:

43938.99900